CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Carbon Sciences, Inc. (formerly Zingerang, Inc.)
(A Development Stage Company)
Santa Barbara, California

We hereby consent to the use in this Registration Statement of Carbon Sciences, Inc. (formerly Zingerang, Inc.) of our report, dated January 22, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2006, and to all other references of our firm included in this Registration Statement on Form SB-2.

HJ Associates & Consultants, LLP

Salt Lake City, Utah
July 25, 2007